News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR COMMON STOCK

CLEARFIELD, PENNSYLVANIA – August 11, 2026

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) declared a quarterly cash dividend of $0.19 per share of common stock payable on September 15, 2026 to common stock shareholders of record as of September 1, 2026.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $8.4 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, and 79 offices comprised of one loan production office, one mobile office, two limited service offices, and 75 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Columbus, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and ESSA Bank, based in Stroudsburg, Pennsylvania, with offices in Northeast Pennsylvania, including the Lehigh Valley region. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.